                      Osage Land Company Exhibit 10.1

P. O. Box 20772

Oklahoma City OK 731`56

Ph. (800) 330-8274

Fax (405) 216-9666

February 10, 2009

Verilink, Inc

Re:

Niobrara Gas Prospect

Yuma & Phillips Counties, CO

Gentlemen:

This agreement will set out our agreement regarding your acquisition of ninety percent (90%) of those certain Oil and Gas Leases covering 3,912.3325 net mineral acres lying in Phillips and Yuma counties in the State of Colorado (Leases), the legal descriptions and copies of the leases which have been previously provided to you:

1.

Osage Land Company (Osage) grants Verilink, Inc. (Verilink) a six (6) month option to acquire ninety percent (90%) of the Leases for $281,687.94 (3,912.3325 x .90 x $80.00 per net mineral acre)

2.

Verilink must deliver by certified funds $281,687.94 on or before July 10, 2009, or this option will expire and Verilink will forfeit all rights under this agreement including, but not limited to the consideration paid to Osage for the option.

3.

Osage will deliver to Verilink the undivided ninety percent (90%) interest in the lease subject to the following:

a.

Osage will reserve from the Lease the difference between 18% and current Lease burdens.  It being the intent to deliver to Verilink a net revenue interest of eighty-two percent (82%).

b.

Verilink will carry Osage for a ten percent (10%) working interest in the first well drilled on each prospect on the Lease.  This carry will include any seismic cost associated with the prospect, including but not limited to geophysical surveys, interpretation and other geological cost. This carried interest will be proportionately reduced to Verilink’s interest.

c.

Osage has the option to participate in additional wells within a prospect with a ten percent (10%) working interest this interest will be free of any seismic cost associated with the prospect, including but not limited to geophysical surveys, interpretation and other geological cost. This carried interest will be proportionately reduced to Verilink’s interest.

Osage/Verilink

Rush Creek Ranch Lease Agreement

February 10, 2009

d.

Verilink understands that prospects as used in this agreement are defined as areas determined to be potentially prospective based on the geological work of David Oldham.  In general each prospect will consist of three (3) to four (4) sections.

e.

In the event Verilink fails to continue to develop the Lease in a prudent manner Osage will have the right to demand that Verilink resume development within sixty (60) days of Verilink’s receipt of Osage’s demand.  Should Verilink fail to resume development Osage Land Company reserves the right to present to Verilink four (4) prospects that Osage wants to develop.  Upon receipt of Osage’s four (4) prospects Verilink shall assign all its right, title and interest in these four (4) prospects to Osage.  Should Osage fail to commence to begin exploration activities on the four (4) prospects within ninety (90) days of its receipt of an assignment of the prospects from Verilink said prospects shall revert back to Verilink.

4.

Verilink prior to the final closing of its acquisition of the undivided ninety percent (90%) interest in the Lease will provide to Osage the information necessary to verify that Verilink will be able to develop the Lease.  Final Closing will be deemed to have occurred when:

a.

Verilink has remitted to Osage the balance of the purchase price.

b.

Verilink has executed a Joint Operating Agreement in conformance with A.A.P.I. Form 610-19899 (Model Form Operating Agreement).

c.

Osage delivers a recordable conveyance of the lease, said conveyance to be subject to this Letter Agreement.

5.

Verilink and Osage agree that the above fully sets forth its agreement covering the acquisition of the undivided ninety percent (90%) interest in the Lease.

6.

Verilink and Osage agree that this option to sell the undivided ninety percent (90%) interest in the Lease to Verilink is subject to prior sale and may be withdrawn at anytime prior to the receipt of a non-refundable deposit constituting ten percent (10%) of the option price set out in paragraph 2 above.  Further, this option shall automatically expire in the event that the discharge as provided in Verilink’s Plan of Reorganization is lost under the Plan of Reorganization filed in Verilink’s former bankruptcy proceedings.

Osage/Verilink

Rush Creek Ranch Lease Agreement

February 10, 2009

If you are in agreement with the above, please initial each page and execute in the space provided and return one (1) copy to Osage.

Sincerely,

John M. Zeiders

Vice President

AGREED AND ACCEPTED this 10th day of February, 2009.

VERILINK CORPORATION

By:

/s/   James A. Ditanna

James A. Ditanna, President